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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement on Form S-4 (File No. 33-36565) of our report dated January 15, 1997, which includes an explanatory paragraph regarding the combination and reclassification of the 1995 financial statements and the 1996 change in accounting method for stock-based compensation and the 1994 change in accounting method for investments, on our audits of the consolidated financial statements of Alabama National BanCorporation as of December 31, 1996 and 1994 and for the years ended December 31, 1996 and 1994. We also consent to the reference to our firm under the caption "Experts".





                                           /s/ Coopers & Lybrand L.L.P.




Birmingham, Alabama
October 16, 1997